Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated July 27, 2020 with respect to the financial statements of AB Municipal Income Fund, Inc. (comprising the AB National Portfolio, AB High Income Municipal Portfolio, AB California Portfolio and AB New York Portfolio) for the fiscal year ended May 31, 2020, which are incorporated by reference in this Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A No. 33-07812) of AB Municipal Income Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

September 28, 2020